Exhibit 99.1

NEWS RELEASE

LivaNova PLC Names Andrea L. Saia to its Board of Directors

London, July 28, 2016 – LivaNova PLC (NASDAQ:LIVN; LSE: LIVN) ("LivaNova" or the "Company"), a market-leading medical technology and innovation company, today announced that Andrea L. Saia has been elected to its board of directors as a non-executive director.

Ms. Saia brings considerable board and healthcare credentials to LivaNova following 11 years with Novartis AG as President and CEO of their CIBAVision subsidiary and as global head of their Vision Care Division.  She currently serves on the board of Align Technologies and served on the board of Coca Cola Enterprises from 2012-2016.

"We are pleased to welcome Andrea to LivaNova's board of directors," said Daniel J. Moore, Chairman of the Board.  "Her impressive business leadership results and broad experience in building global businesses across both developed and emerging markets make her an ideal addition to our board.  With her broad service on two public companies and their audit committees, Andrea is well suited to make contributions to LivaNova's board and its audit committee, to which she has been appointed by the Board."

"Andrea brings international, medical device, consumer products and considerable board experience to LivaNova," said André-Michel Ballester, Chief Executive Officer.  "Her leadership and multi-dimensional global medical device and consumer products credentials will bring additional knowledge and perspective to our board of directors."

"I am delighted to be joining LivaNova's board at such an exciting time in the company's development. LivaNova's strong portfolio of businesses in Neuromodulation, Cardiac Rhythm Management and Cardiac Surgery, and their impressive new technologies position them well for the future," said Ms. Saia.  "I am honored to be working with this board and look forward to helping the company build long-term value for its stakeholders."

In addition to her experience with Novartis AG, Ms. Saia held senior management and marketing positions with Revlon, Unilever, GCG Private Equity Partners and Procter & Gamble.  She earned an MBA from Northwestern University's Kellogg Graduate School of Management in Marketing and Finance and a Bachelor of Science Degree in Business Administration from Miami University.  She also serves on the Board of Miami University's Farmer Business School Advisory Council and is a member of Women Corporate Directors Foundation and the Women's Leadership Development "Signature Program."

About LivaNova
LivaNova PLC is a global medical technology company formed by the merger of Sorin S.p.A, a leader in the treatment of cardiovascular diseases, and Cyberonics Inc., a medical device company with core expertise in neuromodulation.  LivaNova transforms medical innovation into meaningful solutions for the benefit of patients, healthcare professionals, and healthcare systems.  The Company employs approximately 4,600 employees worldwide and is headquartered in London, U.K.  With a presence in more than 100 countries, LivaNova operates as three business units: Cardiac Surgery, Cardiac Rhythm Management, and Neuromodulation, with operating headquarters in Clamart (France), Mirandola (Italy) and Houston (U.S.), respectively.

LivaNova is listed on NASDAQ and is admitted to the standard listing segment of the Official List of the UK's Financial Conduct Authority and to trading on the London Stock Exchange (LSE) under the ticker symbol "LIVN".

For more information, please visit www.livanova.com, or contact:
Investor Relations and Media
Karen King
Vice President, Investor Relations & Corporate Communications
Phone: +1 (281) 228-7262
Fax: +1 (281) 218-9332
 e-mail: corporate.communications@livanova.com

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